UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):   January 22, 2014

ANDALAY SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2071 Ringwood Avenue, Unit C
San Jose, CA 95131
(Address of principal executive offices)

(408) 402-9400
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 22, 2014, Andalay Solar, Inc. (the “Company”) entered into a Settlement of Potential Claims Agreement (“Agreement”) with ASC Recap LLC (“ASC”). Pursuant to the Agreement, ASC has offered to purchase (and in one (1) case has already purchased) approximately $3.7 million of the Company’s prior debt owed to four creditors (“Creditors”) for past due services at a substantial discount to face value to which the Company has agreed to issue to ASC certain shares of its common stock in a §3(a)(10) 1933 Act proceeding. The shares of common stock that the Company has agreed to issue to ASC in full payment for, and as a release of any debt it purchases from the Creditors, is anticipated to have, upon issuance, a market value equal to approximately 25% of the principal amount of the outstanding debt of the Company. In the case of the debt ASC already purchased from one (1) Creditor, the value of the stock that the Company agreed to issue was two hundred and fifty percent (250%) of the discounted purchase price ASC paid to purchase the debt from the Creditor, and approximately 25% of the original amount the Company owed to the Creditor. The stock to be issued by the Company and the purchase of the debt by ASC of the remaining three Creditors is subject to the acceptance of offers by the Creditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 28, 2014

ANDALAY SOLAR, INC.

By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Executive Officer